CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of WCM Mid Cap Quality Value Fund, a series of Investment Managers Series Trust and to the use of our report dated February 29, 2024 on the financial statements and financial highlights. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 26, 2024